Exhibit 10.4

ASSIGNMENT OF CONTRACT RIGHTS

IDENTIFICATIONS

Date:	March 30, 2023

Assignor:	LV PENINSULA HOLDING, LLC, a Texas limited liability

company Assignor’s Address:	990 Biscayne Blvd., Suite 501
Miami, Florida 33132

Assignee:	AUSTERRA STABLE GROWTH FUND, LP

Assignee’s Address:	c/o 10119 Lake Creek Pkwy, Ste 202, Austin, Texas 78729

Note Description (“the Note”):

Date:	of even date herewith

Borrower:	LV PENINSULA HOLDING, LLC,
a Texas limited liability company

Amount:	$5,000,000.00

Payee:	AUSTERRA STABLE GROWTH FUND, LP

Property:

Tract I:

Being that certain tract of land stated to contain 59.3712 acres, more or less, out of the K. BALDWIN SURVEY NO. 600, ABST 90, Travis County, Texas; and out of a portion of Lot 1, AMENDED PLAT OF THE COVE AT LAGO VISTA, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 87, Page 174C, Plat Records of Travis County, Texas. Said 59.3712 acre tract being more particularly described by metes and bounds in Exhibit “A” attached hereto and made a part hereof.

Tract II:

Parcel 1: All that part of Lots 1 and 2 lying North and East of the Railroad Right-of-way in Section 4, Township 7 South, Range 9 East of the Indian Base and Meridian, Bryan County, State of Oklahoma, according to the U.S. Government Survey thereof.

Parcel 2: The S/2 SE/4 SE/4 and all of that part of the SW/4 SE/4 lying North and East of the A&C Railroad Right-of-Way in Section 33, Township 6 South, Range 9 East of the Indian Base and Meridian, Bryan County, State of Oklahoma, according to the U.S. Government Survey thereof, LESS AND EXCEPT a roadway and utility easement reserved over the North 80 feet of the West 60 feet of the SW/4 of the SE/4 of Section 33, Township 6 South, Range 9 East.

Parcel 3: The N/2 SE/4 SE/4 of Section 33, Township 6 South, Range 9 East of the Indian Base and Meridian, Bryan County, State of Oklahoma, according to the U.S. Government Survey thereof

1. Assignor transfers and assigns to Assignee and grants to Assignee a security interest in all rights and interests of Assignor in the following (“Assigned Rights”):

a.	All building permits, site plans, subdivision plats, licenses, governmental approvals, utility contracts and rebate agreements, development contracts, construction contracts and subcontracts, surveys, environmental, drainage and soil, studies, tests and reports, engineering and architectural contracts, studies, drawings, plans and specifications, all construction documentation and other intangible property rights.

b.	All payment and performance bonds.

c.	All warranties covering any equipment, if any, located on the Property.

d.	All construction agreements and escrow agreements, including water, wastewater, gas, electricity, and other utility agreements, if any, between Assignor the any Local Authority or Municipality, directly or indirectly, to construction of improvements on the Property.

2. This Assignment is absolute and is effective from the date of execution of this Assignment. However, prior to the occurrence of an Event of Default (as defined in the deed of trust executed by Assignor of even date), Assignor shall have the right, without joinder of Assignee, to enjoy and enforce the contracts, rights, and interests assigned to Assignee. After an Event of Default (as defined in the deed of trust executed by Assignor to secure the Note or a loan agreement between Assignee and Assignor), after the passage of any applicable notice and cure period, Assignee may, at its sole option, exercise the rights in the contracts, rights, and interests assigned to it under the terms of this Assignment.

3. Upon the occurrence of an Event of Default that continues past any applicable notice and cure period, Assignee shall be entitled to pursue any remedies available to Assignee at law or in equity, and, without limiting the generality of the foregoing, may do any or all of the following:

a.	Exercise all rights of a secured party under the Texas Business and Commerce Code, including the conducting of a public or private sale of any or all of Assignor’s rights and interests under any Assigned Rights.

b.	Perform any or all of Assignor’s obligations under any Assigned Rights, and/or exercise any or all of Assignor’s rights and powers thereunder.

c.	Receive all proceeds payable to Assignor under any Assigned Rights and apply such proceeds to payment of the Note or to offset the cost of performance of Assignor’s obligations under any Collateral Agreements (as is defined in the deed of trust executed by Assignor, as Grantor, of even date) or the Assigned Rights, in such manner and order as Assignee may elect.

4. Upon the occurrence of an Event of Default, after the passage of any applicable notice and cure period, Assignee is appointed and designated as Assignor’s agent and attorney-in-fact for all purposes in regard to any Assigned Rights and is authorized, but not required, to do and perform, in Assignor’s name, place and stead any act which Assignor could or might do in connection with any Assigned Rights This power of attorney is a power coupled with an interest and may not be revoked without the prior written consent of Assignee.

5. Assignee is not, and shall never be, obligated to perform any responsibility, obligation or duty of Assignor under or in connection with any Assigned Rights and any such performance shall be wholly discretionary with Assignee. If Assignee undertakes the performance of any duties, burdens or responsibilities or the exercise of any rights or powers of Assignor, Assignee shall not be liable to Assignor for Assignee’s failure to complete or properly perform the duties and obligations of Assignor.

6. Assignor agrees to indemnify the Assignee for, and to hold the Assignee harmless from, any and all liability, loss or damage which may or might be incurred by Assignee under any Assigned Rights or under or by reason of this Assignment, including any liability asserted against Assignee due to the negligence, other than gross negligence, of Assignee, and from any and all claims and demands whatsoever which may be asserted against the Assignee by reason of any alleged failure on the part of Assignee to perform or discharge any of the terms, covenants or agreements contained in any Assigned Rights.

7. If the Assignee incurs any liability under any Assigned Rights or under or by reason of this Assignment or in defense of any such claims or demands, the amount of the liability, including costs, expenses, and reasonable attorney’s fees shall be secured by this Assignment and the Assignor shall reimburse the Assignee immediately upon demand for any costs or expenses incurred. The failure of the Assignor to reimburse the Assignee for costs or expenses incurred within ten days of the date demand is made for reimbursement shall entitle Assignee, at Assignee’s option, to declare all sums secured by this Assignment immediately due and payable.

8. Assignor shall immediately furnish to Assignee copies of all notices, certificates, and other materials received by Assignor from any purchaser in connection with any Assigned Rights, including, but not limited to, all notices of defects and notices of default.

9. Assignor shall immediately furnish to Assignee a complete copy of each contract related to each of the Assigned Rights and shall, upon request by Assignee, execute a specific collateral assignment and UCC-1 Financing Statement pertaining to such contract.

10. Upon the full and final payment and performance of all indebtedness and obligations secured hereby, Assignee shall release the security interest created by the Assignment and reassign any Assigned Rights to Assignor, without representation or warranty.

11. The Assignor covenants with the Assignee as follows:

a.	To observe and perform all the obligations imposed upon the Assignor under any Assigned Rights and not to do or permit to be done anything to impair the enforceability thereof.

b.	Not to execute any other security interest in or assignment of Assignor’s interest in any Assigned Rights.

c.	Not to alter, modify or change the terms of any Assigned Rights without the prior written consent of Assignee, or cancel or terminate a contract creating any Assigned Rights or convey or transfer or suffer or permit a conveyance or transfer of any interest therein.

12. This Assignment includes any subsequent renewals, modifications, or substitutions of any assigned contracts, rights, or interests and any proceeds received therefrom.

13. Neither this Assignment nor the exercise of any rights or interests assigned to Assignee shall be construed as a waiver by Assignee of its right to enforce payment of the Note and performance under any document securing its payment in accordance with the terms and provisions of such document or documents.

14. This Assignment is made on the following terms, covenants and conditions:

a.	Upon or at any time after default in the payment of the Note or in the performance by Assignor of any obligation, covenant or agreement contained in a Collateral Agreement, or an Assigned Right that continues past any applicable notice and cure period, this Assignment, upon acceleration of the Note according to its terms, shall assign fully, absolutely and unconditionally to Assignee all of Assignor’s right, title and interest in any Assigned Rights. No action other than written notice of default shall be required to make the assignment granted herein absolute.

b.	Upon payment in full of the principal sum, interest, and indebtedness secured hereby, this Assignment shall become and be void and of no effect but the affidavit, certificate, letter or statement of any officer, agent or attorney of the Assignee showing any part of said principal, interest, or indebtedness to remain unpaid shall be and constitute conclusive evidence of the validity, effectiveness and continuing force of this Assignment and any person may, and is hereby authorized to, rely thereon.

c.	The Assignor authorizes and directs the parties contracting with Assignor under a contract creating any Assigned Rights, upon receipt of written notice from Assignee, after any applicable notice and cure period, stating that a default exists under the Note, a Collateral Agreement, or a contract related to an Assigned Right to acknowledge Assignee as the assignee of Assignor’s interest in any Assigned Rights. Assignor agrees to indemnify and hold any such contracting parties from any loss or damage suffered by such party in reliance upon this Assignment.

d.	Nothing contained in this Assignment and no act done or omitted by the Assignee pursuant to the powers and rights granted it hereunder shall be deemed to be a waiver by the holder of the Note of any rights and remedies under said Note and any other security documents, and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by the holder of the Note under the terms of said Note and other security documents.

e.	This Assignment, together with the covenants and warranties contained herein, shall inure to the benefit of the Assignee and any successor of Assignee and shall be binding upon the Assignor, Assignor’s heirs, successors and assigns and any subsequent owner of the Property.

ASSIGNOR:

LV PENINSULA HOLDING, LLC,
a Texas limited liability company

By:	/s/ Nicolai Brune
NICOLAI BRUNE, CFO and
Authorized Agent

THE STATE OF TEXAS

COUNTY OF TRAVIS

This instrument was acknowledged before me on the 30TH day of March, 2023, by NICOLAI BRUNE, CFO and Authorized Agent, of LV PENINSULA HOLDING, LLC, a Texas limited liability company, on behalf of said limited liability company.

/s/ Laura Ann Pagnozzi
Notary Public, State of TEXAS

ASSIGNEES:

AUSTERRA STABLE GROWTH FUND, LP,
a Texas limited partnership

By:	AUSTERRA WEALTH MANAGEMENT, LLC a Texas limited liability company
Its: General Partner

By:	/s/ Mark C. Holland
MARK C. HOLLAND, Managing Member